SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 16, 2005

aaiPharma Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21185	04-2687849

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2320 Scientific Park Drive

Wilmington, North Carolina 28405

(Address of Principal Executive Offices)
(Zip Code)

(910) 254-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed from last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Preliminary Note

     We or our subsidiaries own the following registered and unregistered trademarks: Darvocet®, Darvon®, Darvon-N®, Darvocet-N®, Darvocet A500™, Brethine®, Oramorph® SR, Roxicodone®, and aaiPharma®. References in this document to Darvon are to Darvon® and Darvon-N® collectively and references to Darvocet are to Darvocet-N® and Darvocet A500™. We also reference trademarks owned by other companies. References to M.V.I. include M.V.I. and Aquasol. All references in this document to any of these terms lacking the “®” or “TM” symbols are defined terms that reference the products or business bearing the trademarks with these symbols.

Item 2.02. Results of Operations and Financial Condition

     Information included in Item 8.01 under the heading “Failure to Timely File 2004 Form 10-K” is incorporated by reference and filed herein.

Item 2.06. Material Impairments

     Information included in Item 8.01 under the heading “Failure to Timely File 2004 Form 10-K” is incorporated by reference and filed herein.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

     (b) In 2004, we did not timely file our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the period ended March 31, 2004. We received notices from the NASDAQ Stock Market (“NASDAQ”) that, due to the delay in filing these reports, we were not in compliance with certain NASDAQ marketplace rules and that our common stock would be subject to delisting. We requested and participated in a hearing before a NASDAQ listing qualifications panel on April 29, 2004. On June 21, 2004, NASDAQ notified us that the listing qualifications panel had determined to continue the listing of our common stock if we met certain conditions, including the prospective condition that we file with the SEC and NASDAQ all periodic reports for reporting periods ending on or before June 30, 2005 on or before the deadline for the filing of those periodic reports. In its notification, NASDAQ advised that the filing of a Notification of Late Filing on Form 12b-25 would not automatically extend the deadline for the filing of a periodic report for the purpose of this condition, and further that a failure to satisfy this condition could result in the delisting of our common stock without the right to a hearing. On March 16, 2005, we provided notice to NASDAQ and the listing qualifications panel of our failure to satisfy this condition as a result of failure to file our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Form 10-K”) by March 16, 2005 and made a request to the listing qualifications panel that our common stock be permitted to continue to be listed for trading on NASDAQ if we file our 2004 Form 10-K by April 30, 2005. Notwithstanding our request, NASDAQ may determine to immediately suspend trading and cease listing of our common stock.

Item 8.01 Other Events

Failure to Timely File 2004 Form 10-K

     Our 2004 Form 10-K is required to be filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2005, and we will not file our 2004 Form 10-K by that deadline. On March 16, 2005, we filed a Notification of Late Filing on Form 12b-25 (the “Notification of Late Filing”) with the SEC relating to our inability to file on a timely basis our 2004 Form 10-K. As indicated in our Notification of Late Filing, we are unable to timely file the 2004 Form 10-K due to delays in our completion of the assessment of our internal control over financial reporting and finalization of certain adjustments affecting our consolidated financial statements at and for the fiscal year ended December 31, 2004, the material weaknesses in our internal control over financial reporting that have been identified to date, and the inability of our independent registered public accountants to issue their audit report on our financial statements at this time due to a number of factors, including the status of our assessment of internal control over financial reporting, the existence of the material weaknesses in internal control over financial reporting and delays in finalization of certain adjustments affecting our consolidated financial statements. A description of the material weaknesses in our internal control over financial reporting is included below under the heading “Material Weaknesses in Internal Control over Financial Reporting.”

     The delays in the completion of our assessment of internal control over financial reporting have resulted from, among other things, limited financial and human resources to complete all necessary testing of our internal control over financial reporting, our need to remediate material weaknesses identified during the audit of our 2003 financial statements, which were filed in June 2004, and various changes in our senior financial management, including the hiring of our current chief executive officer in September 2004 and our chief financial officer in December 2004. In our Quarterly Report on Form 10-Q for the period ended September 30, 2004, we reported that we had been expending significant internal and external resources in documenting and testing our internal control procedures but that, as of September 30, 2004, our internal control over financial reporting was not adequate and that there was a significant risk that remediation of deficiencies might not be completed on a timely basis. In addition, we noted in that Quarterly Report on Form 10-Q that our independent registered public accountants had notified the Audit Committee of our Board of Directors on November 4, 2004 that they believed that we were facing a significant risk of not completing our assessment of internal control over financial reporting on a timely basis and that, even if our management were able to complete its assessment, the independent registered public accountants might not have sufficient time to complete their assessment and report on internal control over financial reporting on a timely basis.

     Although we are striving to file the 2004 Form 10-K as soon as possible, we did not represent in the Form 12b-25 that the filing will be made within the 15 days required by SEC Rule 12b-25 in order for the 2004 Form 10-K to be considered to be timely filed, because we believe that we will not be able to make the filing by March 31, 2005.

     We included the following consolidated statement of operations data in our Notification of Late Filing to highlight anticipated significant changes in our results of operations from 2003:

	2004
	(Preliminary	2003
	Unaudited)	(Audited)
	(In thousands)
Net revenues	$218,163	$236,927

Loss from operations	$(113,541)	$(21,313)

Net loss	$(172,348)	$(32,703)

Included in our loss from operations and net loss are the following significant items:

Intangible asset impairment	$(78,693)	$(20,600)
Restructuring reserves	(22,237)	—
Professional fees — internal inquiry	(11,042)	—
M.V.I. gain on sale	8,112	—

     Our consolidated net revenues for 2004 decreased from 2003 as a result of a significant decrease in pharmaceutical product sales. The decrease resulted from decreased sales volumes in our Darvon/Darvocet and Brethine product lines, which were affected by the amount of inventory previously sold into the wholesale channel, as well as the divestiture of our M.V.I. product lines in April 2004, as partially offset by contributions from our Roxicodone and Oramorph product lines, which were acquired in December 2003.

     We recorded a $72.0 million charge in December 2004 due to the impairment of intangible assets associated with our Darvon/Darvocet products. The impairment was identified in the course of our annual review of the fair value of our intangible assets. This impairment charge will not result in future cash expenditures. In the second half of 2004, we recorded charges of $6.4 million due to the impairment of an intangible asset associated with our Brethine product. The introduction of generic competition affected our future anticipated revenues, which negatively impacted the carrying value of the acquired intangible assets. In 2004, we announced and implemented several restructuring plans, and recorded charges of $22.2 million related to work force reductions and facility closures. These charges included severance costs and related employee-benefit expenses, separation payments to our former chief executive officer and costs for leased facilities which are no longer in use. We recorded $11.0 million of legal, financial and consulting professional fees in 2004 associated with a previously disclosed internal investigation conducted by a Special Committee of our Board of Directors.

     In April 2004, we sold our M.V.I. product lines to Mayne Pharma (USA) Inc. The sale resulted in a gain of $39.1 million that we recorded in the second and third quarters of 2004. The gain was partially offset by a $31.0 million expense we recorded in the first quarter of 2004 for a contingent payment to AstraZeneca AB based on the regulatory approval of the reformulation of our M.V.I.-12 product. In addition, in the fourth quarter of 2004, we recorded a charge, estimated at $11.7 million, and established a corresponding reserve, related to a pharmaceutical product manufacturing supply agreement entered into in 2003 requiring us, subject to the terms and conditions of the agreement, to purchase a minimum level of certain products on a take-or-pay basis by September 2006. We are negotiating with the manufacturer under this agreement to extend the term of our obligation to purchase the minimum level of products by an additional multi-year period and to include additional products to be manufactured for us under this agreement and applied against our minimum purchase requirement. If we are successful in amending the agreement on this basis, the reserve and corresponding charge may be reversed in a subsequent period. We cannot provide any assurance, however, that we will be successful in amending the agreement on any terms.

Financial Condition

     As indicated above, we incurred a substantial loss from operations and net loss for 2004 and the quarter ended December 31, 2004. As a result of our recurring substantial operating losses, we do not anticipate that we will have available sufficient cash on hand, or the ability to borrow under our senior credit facilities, to pay the approximately $10.5 million of scheduled interest due on April 1, 2005 on our $175 million 11.5% Senior Subordinated Notes due 2010 (the “Notes”).

     In addition, we believe that we may not have adequate sources of liquidity to fund our operations in the near term unless we obtain additional sources of liquidity. We are unable to make all representations required to be made as a condition to borrowing any of the remaining $3.45 million available under the revolving credit portion of our senior credit facilities. We are seeking to obtain waivers from the lenders (the “Lenders”) under our senior credit facilities to permit us to borrow the remaining available amount notwithstanding our inability to make the required representations. We cannot provide any assurance that the Lenders will grant these waivers. In addition, while we currently anticipate receiving an income tax refund of approximately $11.3 million, the terms of our senior credit facilities require us to use the proceeds of that refund in excess of $1.0 million to permanently reduce our indebtedness under those facilities. We would need to obtain a waiver or modification of the applicable terms of the senior credit facilities to permit us to use the excess proceeds of that tax refund for liquidity purposes. In addition, our near-term liquidity may be adversely affected if we are unable to continue to acquire our pharmaceutical products under supply agreements due to our failure to comply with the terms of our agreements with our suppliers, including payment terms.

     As more fully described below under the heading “Potential Events of Default under Senior Credit Facilities and Notes,” we anticipate that, unless we obtain a waiver or modification of various covenants in our senior credit facilities, an event of default will exist under our senior credit facilities at March 31, 2005 that would permit the acceleration of the $175.5 million of debt under those facilities. Acceleration of those facilities would entitle the holders of the Notes to accelerate as well. Because of the probable default under our senior credit facilities and the Notes, absent any waiver of these defaults, all $350.5 million of debt under our senior credit facilities and the Notes will be classified as current liabilities on our consolidated balance sheet at December 31, 2004. The following selected unaudited consolidated balance sheet data reflects this classification:

At December 31, 2004
(Unaudited)
(In thousands)
Current assets	$69,366

Total assets	358,922

Current liabilities	451,972

Total liabilities	451,986

Total stockholders’ equity (deficit)	(93,064)

     We have been exploring a potential sale of some or all of the assets of our Pharmaceuticals Division, as well as other operating assets. In October 2004, we engaged Rothschild Inc. to assist us, and in November 2004 Rothschild began a process to gauge the interest in any asset sale transaction by contacting potential strategic and financial purchasers. Potential purchasers expressing an interest were provided an opportunity to examine detailed information regarding our Pharmaceuticals Division, its business, products and products in development. Although we continue to engage in discussions with a limited number of potential purchasers of assets of our Pharmaceuticals Division, we have not received a proposal for a material asset sale that has been acceptable to us. Furthermore, we may never receive an acceptable proposal in this process and cannot provide any assurance that any material asset sale will be agreed upon or completed. In addition, we have not determined to sell any material assets, and we plan to continue to operate our Pharmaceuticals Division if we do not complete such a sale of its assets.

     Pursuant to the terms of our senior credit facilities, the net proceeds of any material asset sale are required to be applied to permanently reduce our outstanding indebtedness under our senior credit facilities. Similarly, the indenture governing our Notes requires that the net proceeds of material asset sales be applied to permanently reduce indebtedness under the senior credit facilities to $40 million, at which point we would be permitted under the indenture to incur an additional $10 million of indebtedness solely to fund payments of interest on the Notes. Accordingly, such a sale would not provide liquidity unless the amount of the net proceeds was in excess of the amount needed to discharge our indebtedness under the senior credit facilities or our senior lenders and holders of our Notes consented to permit a portion of the net proceeds to be used for a purpose other than repayment of our senior debt. Based on our exploration of a possible sale of some or all of the assets of our Pharmaceuticals Division, we believe that the sale of all of the assets of our Pharmaceuticals Division at this time, given our financial condition and other circumstances, may not yield net proceeds in excess of the amount needed to discharge the indebtedness under our senior credit facilities. A sale of some or all of the assets of the Pharmaceutical Division would require the consent of the Lenders under our senior credit facilities, and such a sale may require the consent of the holders of our Notes and our stockholders.

     In light of our current financial condition, we believe that our operations can no longer support our existing debt and that we must restructure our debt to levels that are more in line with our operations. We have also recognized the need to improve our liquidity. As a result, we are exploring all of our alternatives and have continued our engagement of FTI Consulting, Inc. (“FTI”) as our financial advisor to assist us in these efforts.

     With FTI, we have recently held preliminary discussions with Lenders under our senior credit facilities and advisors to an ad hoc committee (the “Ad Hoc Committee”) of holders of our Notes in an effort to negotiate a consensual restructuring of our debt. Although we are seeking to negotiate a consensual restructuring with certain creditor constituents, none of the parties have agreed to the terms of any restructuring and we can provide no assurance that we will be able to reach an agreement with these creditors. In addition, we have recently held preliminary discussions with alternative lending groups to seek to obtain financing sufficient to refinance indebtedness outstanding under the senior credit facilities and/or to provide additional credit facilities in order to fund our operations while in a chapter 11 proceeding under the U.S. Bankruptcy Code if we were to commence such a proceeding; however, we can provide no assurance that we will be able to obtain such financing.

     Whether or not we are able to reach an agreement on the terms of a restructuring of our debt, in light of the uncertainty regarding our ability to obtain needed additional sources of liquidity to fund operations, it is highly likely that it will become necessary for us to seek relief under chapter 11 of the U.S. Bankruptcy Code. In the event of any restructuring of our debt, the interests of the holders of our common stock may be substantially diluted or eliminated.

Potential Events of Default under Senior Credit Facilities and Notes

     Our senior credit facilities require us to maintain defined levels of “excess availability,” which is defined as (i) the unused availability under our senior credit facility, plus (ii) cash and cash equivalents, less (iii) trade payables aged in excess of 60 days past the invoice date therefor and book overdrafts in excess of our historical practices. The required level of excess availability will increase by $10,000,000 on March 31, 2005 to $15,000,000 plus 50% of the amount of certain defined costs and expenses in excess of $2,500,000. We anticipate that we will be unable to satisfy the terms of this covenant on March 31, 2005 and are seeking a waiver or modification of this requirement from the Lenders. If we are unable to obtain a waiver or modification of this covenant, we anticipate that we will be in violation of this covenant on March 31, 2005. A violation of this covenant would constitute an event of default entitling the Lenders to accelerate our indebtedness under our senior credit facilities. In addition, we may be in violation of other financial covenants under our senior credit facilities on March 31, 2005 if our EBITDA, as defined, for the quarter ending March 31, 2005 is less than $8.1 million. In addition, the continued failure to file our 2004 Form 10-K would constitute, following a five-business-day grace period after March 31, 2005 with respect to our senior credit facilities and, with respect to the Notes, a 60-day period after notice from the trustee under the indenture governing the Notes or holders of 25% or more of the Notes, an event of default under our senior credit facilities and the Notes.

     As described above, we do not anticipate that we will have sufficient cash on hand or borrowing ability to fund the scheduled payment of interest on the Notes due on April 1, 2005 and thus do not anticipate making that interest payment on that date. In addition, if we are then in default of the terms of the senior credit facilities, the Lenders would have the right to prevent us from making that interest payment. An event of default would occur under the indenture governing the Notes if the interest payment is not made within 30 days after April 1. Such an event of default would entitle the trustee under the indenture for the Notes or the holders of 25% of the principal amount of the Notes to accelerate the Notes. In addition, any acceleration of the debt under our senior credit facilities would provide similar rights to accelerate the Notes. Similarly, any Event of Default entitling the trustee or the holders of the Notes to accelerate the Notes would constitute an event of default under the senior credit facilities entitling the Lenders to accelerate the debt under those facilities.

     The senior credit facilities and the Notes are secured by security interests on substantially all of our domestic assets, all of the stock of our domestic subsidiaries and 65% of the stock of our material foreign subsidiaries. Pursuant to the indenture governing the Notes, any amendment to the indenture that would extend the period for the payment of interest on the Notes or reduce the amount of any interest payment on the Notes would require the consent of the holders of all of the Notes.

Audit Report Would Include Going Concern Paragraph

     Our independent registered public accountants have advised the Audit Committee of our Board of Directors that our recurring losses from operations raise substantial doubt regarding our ability to continue to operate as a going concern. Therefore, our independent registered public accountants will include in their report on our financial statements, if they issue such a report, a paragraph addressing the substantial doubt regarding our ability to continue to operate as a going concern.

Material Weaknesses in Internal Control over Financial Reporting

     Management’s assessment of our internal control over financial reporting is still underway. Thus far, however, we or our independent registered public accountants have identified four material weaknesses in our internal control over financial reporting that existed as of December 31, 2004. The material weaknesses that have been identified relate to the lack of effective control at the entity level with respect to the internal audit function due to inadequate staffing, a lack of internal audit expertise and a lack of effective audit planning, ineffective controls with respect to our recognition of revenue from fee-for-service contracts for development services and our accounting for inventory of certain supplies used in the non-clinical portion of our development services business, and ineffective controls related to the period-end closing process. In addition, we may have additional material weaknesses in internal control over financial reporting resulting from adjustments made relating to the accounting for income taxes and the valuation of certain intangible assets in connection with the preparation of our consolidated financial statements. It is possible that additional material weaknesses will be identified as we complete our assessment process and our independent registered public accountants complete their evaluation of management’s assessment as well as our internal control over financial reporting.

     We are now evaluating what changes in internal control should be implemented in order to fully address these material weaknesses. We expect to include in the 2004 Form 10-K a discussion of our plans to remediate the material weaknesses in internal control over financial reporting that our management and independent registered public accountants identify.

Legal Proceedings

     Because we have not yet filed our 2004 Form 10-K, we are including the following discussion of our pending legal proceedings as would be required to be included in our 2004 Form 10-K.

     We are party to lawsuits and administrative proceedings incidental to the normal course of our business. Our material legal proceedings are described below. We cannot predict the outcomes of these matters. As noted below, we believe that any liabilities related to such lawsuits or proceedings could have a material adverse effect on our consolidated financial condition, results of operations and cash flows, if adversely determined. Prosecuting and defending these material legal proceedings, including responding to governmental inquiries, has resulted, and is expected to continue to result, in a significant diversion of management’s attention and resources and an increase in professional fees.

Government Investigations

     In April 2004, in connection with an investigation conducted by the United States Attorney’s Office for the Western District of North Carolina (the “U.S. Attorney’s Office”), we received five federal grand jury subpoenas for document production and potential testimony related to, among other things, certain transactions regarding our 2002 and 2003 financial information, the terms, conditions of employment and compensation arrangements of certain of our senior management personnel, compensation and incentive arrangements for employees responsible for the sale of our Brethine, Darvocet, calcitriol, azathioprine and Darvon Compound products, quantities of the foregoing products in distribution channels, financial benefits with respect to specified corporate transactions to our senior management and others, certain loans obtained by us, extensions of credit, if any, by us to officers or directors, accounting for sales and returns of our foregoing products, our analysts’ conference calls on financial results, internal and external investigations of pharmaceutical product sales activities, and related matters. The SEC has also commenced an investigation and we have received a subpoena from the SEC covering similar matters. In addition, both the U.S. Attorney’s Office and the SEC have made informal requests for documents and other information related to these matters. Certain of our current and former officers, directors and employees have received subpoenas to appear before the federal grand jury or requests to provide information to the U.S. Attorney’s Office. A former officer of our company, David M. Hurley, has been advised by the U.S. Attorney’s Office that he is a target of its investigation. We and a special committee of our Board of Directors established in February 2004 (the “Special Committee”) have agreed to cooperate fully with the government investigations, and the Special Committee has shared information regarding its investigation with the SEC and the U.S. Attorney’s Office. The U.S. Attorney’s Office, SEC and other government agencies that are investigating or might commence an investigation of our company could impose, based on a claim of fraud, material misstatements, violation of false claims law or otherwise, civil and/or criminal sanctions, including fines, penalties, and/or administrative remedies. If any government sanctions are imposed, which we cannot predict or reasonably estimate at this time, our business and financial condition, results of operations or cash flows could be materially adversely affected. These matters have resulted, and are expected to continue to result, in a significant diversion of management’s attention and resources and in significant professional fees.

Federal Securities, Derivative and ERISA Litigation

     We, certain of our current and former officers and directors, and our independent registered public accountants have been named as defendants in purported stockholder class action lawsuits alleging violations of federal securities laws and a stockholder derivative action alleging violations of state law fiduciary responsibilities. The securities lawsuits were filed beginning in February 2004 and are pending in the U.S. District Court for the Eastern District of North Carolina. By order dated April 16, 2004, the district court consolidated the securities lawsuits into one consolidated action, and on February 11, 2005 the plaintiffs filed a consolidated amended complaint. The amended securities complaint asserts claims arising under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 there under on behalf of a class of purchasers of our common stock during the period from April 24, 2002 through and including June 15, 2004. The securities complaints allege generally that the defendants knowingly or recklessly made false or misleading statements during the Class Period concerning our financial condition and that our financial statements did not present our true financial condition and were not prepared in accordance with generally accepted accounting principles. The amended securities complaint seeks certification as a class action, unspecified compensatory damages, attorneys’ fees and costs, and other relief. A stockholder derivative suit was filed in the United States District Court for the Eastern District of North Carolina on August 26, 2004 by two putative shareholders against current and former members of the Company’s board of directors and senior management. Our company is named as a “nominal defendant.” The complaint alleges that the individual director and officer defendants breached fiduciary and contractual obligations to our company by implementing an inadequate system of internal controls, and causing our company to issue false and misleading statements exposing our company to securities fraud liability, and that certain defendants engaged in insider trading. The complaint seeks unspecified compensatory damages, attorneys’ fees and costs, and other relief.

     In addition, we, certain of our current and former directors, officers and employees and others have been named in a purported class action brought by an aaiPharma pension plan participant and beneficiary asserting claims under ERISA on behalf of a class of all persons who are or were participants or beneficiaries of the aaiPharma Inc. Retirement and Savings Plan during the period from April 24, 2002 to June 15, 2004. An amended complaint was filed on March 14, 2005 which alleges generally that the defendants breached fiduciary duties owed under ERISA with respect to the prudence and lack of diversification of investment of Plan assets in our common stock, by misleading participants and beneficiaries of the Plan regarding our earnings, prospects, and business condition, by failing to act in the sole interest of Plan participants, and by failing to monitor the actions of other Plan fiduciaries. The complaint seeks certification as a class action, unspecified compensatory damages, attorneys’ fees and costs, and other equitable relief. This ERISA lawsuit is pending in U.S. District Court for the Eastern District of North Carolina. The proceedings in this matter will be coordinated with the securities lawsuits described above.

     These lawsuits are at an early stage. Our response to the amended securities complaint is not due until April 11, 2005, and our response to the amended ERISA complaint is not due until May 13, 2005 at the earliest. By agreement, no response to the derivative suit is due until 60 days after the plaintiffs file their amended complaint, and no discovery has yet occurred in either the securities or derivative litigation. By, and subject to, the terms of our bylaws, we have certain obligations to indemnify our current and former officers, directors and employees who have been named as defendants in these lawsuits. We have purchased directors and officers liability insurance (“D&O insurance”) that may provide coverage for some or all of these lawsuits and governmental investigations. We have given notice to our D&O insurance carriers of the securities and derivative suits described above, and the insurers have responded by requesting additional information and by reserving their rights under the policies, including the rights to deny coverage under various policy exclusions or to rescind the policies. There is a risk, however, that the D&O insurance carriers will rescind the policies or that some or all of the claims or expenses will not be covered by such policies; or that, even if covered, our ultimate liability will exceed the available insurance. Our fiduciary liability insurance carrier has denied coverage of claims made in connection with the ERISA litigation. Although we intend to vigorously pursue all defenses available in these lawsuits, an adverse determination in these lawsuits or an inability to obtain payment under our insurance policies for litigation and indemnification costs and any damages ultimately borne by us as a result of these lawsuits and investigations could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Patent Litigation

     We are a party to a number of legal actions with generic drug companies. We are involved in two lawsuits centered on our omeprazole-related patents, including one lawsuit brought by us against an alleged infringer of our patents and another lawsuit which was brought by a third party against us and is currently essentially inactive. Omeprazole is the active ingredient found in Prilosec, a drug sold by AstraZeneca PLC. An additional lawsuit brought against us by Andrx Pharmaceuticals, Inc. involving omeprazole was dismissed without prejudice in December 2004.

     An omeprazole-related case has been filed against us by Dr. Reddy’s Laboratories Ltd. and Reddy-Cheminor Inc. in the U.S. District Court for the Southern District of New York in November 2001. The plaintiffs in this cases have challenged the validity of five patents that we have obtained relating to omeprazole and are seeking a declaratory judgment that their generic form of Prilosec does not infringe these patents. Additionally, they have alleged misappropriation of trade secrets, tortious interference, unfair competition and violations of the North Carolina Unfair Trade Practice Act. We have denied the substantive allegations made in these cases. A second lawsuit brought by the plaintiffs involving omeprazole was filed in July 2001 and was dismissed without prejudice in March 2005.

     The case is in the early stages of litigation. However, while these plaintiffs have sought approval from the FDA to market a generic form of Prilosec, to the best of our knowledge as of March 16, 2005, no such FDA approval has been granted to them. In addition, these plaintiffs’ omeprazole product has been found in separate litigation to infringe certain patents of AstraZeneca and the infringement findings have been upheld on appeal. The lawsuit is essentially inactive at this time. Only limited discovery has occurred in this lawsuit and no additional discovery is currently being sought. No date has been set for the trial. In the event that the lawsuit again becomes active, we intend to vigorously defend the patents’ validity and to determine whether or not the plaintiffs’ product infringes any of our relevant patents.

     The other lawsuit involving our omeprazole patents was brought in December 2002 by us against Kremers Urban Development Co., Schwarz Pharma Inc. and Schwarz Pharma AG (collectively, together with the other named defendants, “KUDCO”) in the U.S. District Court for the Southern District of New York. KUDCO has a generic omeprazole product with final FDA marketing approval, was found not to infringe the AstraZeneca patents in the separate AstraZeneca patent litigation, and is currently selling its generic substitute for Prilosec in the U.S. marketplace.

     We initially brought the lawsuit alleging infringement of our U.S. Patent No. 6,268,385. Following the collection of additional information concerning KUDCO’s commercially marketed product, we sought leave of the court to file an amended complaint, adding additional claims of infringement and contributory infringement under our U.S. Patent No. 6,326,384 and joining as defendants Schwarz Pharma Manufacturing Inc. and Schwarz Pharma USA Holdings Inc. These two patents include, among other claims, claims directed to compositions and methods wherein certain characteristics of solid state omeprazole are essentially the same in formulated drug product as in its active ingredient.

     In September 2003, the judge granted us leave to file the first amended complaint adding our second patent and the additional KUDCO affiliates to the lawsuit. Following initial discovery, we sought leave of the court to file a second amended complaint, adding Kremers Urban Inc., another KUDCO affiliate, to the lawsuit. On February 26, 2004, the judge granted us leave to file the second amended complaint, adding Kremers Urban Inc. to the lawsuit.

     KUDCO has filed its answer to our complaint, denying our claims, asserting various affirmative defenses to our claims (including patent invalidity and product non-infringement), and asserting counterclaims and antitrust violations under federal and state antitrust laws. KUDCO is also contesting the personal jurisdiction of the court over all of the defendants in this lawsuit other than Kremers Urban Development Co., Kremers Urban Inc. and Schwarz Pharma Inc. Motions on the jurisdictional issues are pending before the court. We have denied the substantive allegations made by KUDCO in its counterclaims, and the court has granted our motion to stay antitrust discovery.

     Substantial discovery of both sides’ documents and of defendants’ product samples has occurred in the lawsuit, although both sides asserted numerous discovery deficiencies against the other. On February 26, 2004, the judge assigned the discovery disputes to a federal magistrate for resolution. Discovery is continuing at this time. No trial date has been set.

     We have previously indicated to KUDCO a willingness to grant a license under our omeprazole patents for an appropriate royalty. In the absence of KUDCO taking a royalty-bearing license, we are seeking damages equal to a reasonable royalty on all infringing sales by the KUDCO defendants since commercial launch of their generic substitute for Prilosec on December 9, 2002 through the date of a judicial decision in the litigation, and a permanent injunction on subsequent sales thereafter (unless KUDCO takes a license), among other remedies, in the event that we ultimately prevail in the litigation. The KUDCO defendants have publicly confirmed sales of their generic omeprazole product during the first twenty-two months after launch of their product of approximately $1.3 billion. In the absence of a license or settlement, we intend to vigorously prosecute the case, defend our patent rights and defend against the foregoing defenses and counterclaims asserted by KUDCO. It is possible that the omeprazole-related patents subject to the foregoing four lawsuits will be found invalid, unenforceable or not infringed and, while currently stayed by the court, it is possible that the defendants’ antitrust counterclaims in the KUDCO litigation will ultimately be allowed to proceed and be litigated. If adverse findings were to occur, they could have a material adverse effect on our consolidated financial statements, results of operations and cash flow.

     In cases where we have initiated an action, we intend to prosecute our claims to the full extent of our rights under the law. In cases where we are named defendants, we intend to vigorously pursue all defenses available.

     Athlon Litigation

     On April 15, 2004, we filed a lawsuit against Athlon Pharmaceuticals, Inc. in the U.S. District Court for the Northern District of Georgia seeking a declaratory judgment that we were entitled to terminate the Service Agreement (the “Athlon Service Agreement”) dated July 16, 2003, as amended, between us and Athlon as well as damages and injunctive relief for material breaches of the Athlon Service Agreement by Athlon. The Athlon Service Agreement incorporated the terms and conditions pursuant to which representatives of Athlon would promote the sale of our Darvocet A500 product to physicians. We initially paid Athlon $3,350,000 to build its sales force to promote the sale of our Darvocet A500, and the terms of the Athlon Service Agreement would require us to pay Athlon an additional $1,200,000 each month for such services for the contract period of 36 months, commencing in October 2003, subject to Athlon’s compliance with certain representations, warranties and covenants, some of which are described below.

     The lawsuit asserts that Athlon has materially breached the Athlon Service Agreement in several ways, including failure to: (i) provide the required number of sales representatives during our launch of Darvocet A500 commencing in October 2003, (ii) use its best efforts to promote Darvocet A500 at the targeted levels of first and second pharmaceutical details to physicians, (iii) perform the services to the best of its ability, as contractually required, and (iv) require its sales representatives to perform the contracted services, as required, in a professional manner consistent with industry standards and in conformance with that level of care and skill ordinarily exercised by professional contract sales organizations in similar circumstances. The lawsuit also asserts that Athlon breached its representation and warranty that it would perform, and would require its sales representatives to perform, the contracted services in substantially the same manner that it would promote Athlon’s own products.

     Athlon has asserted several counterclaims, including breach of an implied covenant of good faith in fair dealing and anticipatory breach of the contract. We have filed a reply denying these allegations.

     In May 2004, we ceased making payments under the Athlon Service Agreement, and on June 4, 2004, we sent a notice of termination of the agreement to Athlon. On July 7, 2004, we amended the lawsuit to assert claims of fraud and breaches of contract and implied covenants, seeking to recover compensatory and punitive damages and attorneys’ fees. Athlon has amended its counterclaim to assert fraud claims and to seek punitive damages.

     On August 11, 2004, Athlon filed a lawsuit against us, also in the U.S. District Court for the Northern District of Georgia, alleging that we breached the Asset Purchase Agreement (the “Purchase Agreement”) dated July 16, 2003 pursuant to which we acquired Darvocet A500 from Athlon. Athlon is seeking royalties it alleges we failed properly to calculate and pay under the Purchase Agreement, as well as attorneys’ fees. We have denied the substantive allegations in this case and filed counterclaims seeking to recover an overpayment in the royalties owed to Athlon.

     The two cases have been consolidated and are currently in discovery. No trial date has been set. We intend to prosecute our claims and counterclaims, and defend against the claims and counterclaims made by Athlon, in these lawsuits to the full extent permitted by law.

CIMA Litigation

     CIMA Labs, Inc. (“CIMA”) commenced an action against us in the Fourth Judicial District, State of Minnesota, Hennepin County, on August 11, 2004. In its complaint, CIMA alleges that our company is liable for fraudulent inducement, negligent fraudulent misrepresentation, fraudulent concealment, breach of contract, and attorneys fees and interest, all arising out of an Agreement and Plan of Merger dated as of August 5, 2003, between CIMA and aaiPharma (“Merger Agreement”). CIMA alleges that in the negotiations leading up to the Merger Agreement, we engaged in misrepresentations and concealments relating to its financial condition, and that in the Merger Agreement, we made false representations and warranties concerning its financial statements, regulatory filings, and absence of material adverse effects, among other things. Much of CIMA’s claims are based on disclosures made by us in our Amended Form 10-Q, which we filed with the SEC on June 24, 2004, for the period ended June 30, 2003. CIMA seeks to recover the amount of $11.5 million, which it paid to us as a termination fee under the Merger Agreement, plus additional sums it spent for professional fees and due diligence activities (which it claims are in excess of $5 million), attorneys fees, litigation expenses and interest. We answered CIMA’s complaint on September 17, 2004, denying all liability and raising a number of affirmative defenses. Among other things, we assert that

CIMA’s termination of the Merger Agreement barred any claims except those based on our willful breach of its representations, warranties, covenants, or other agreements as set forth in that Agreement. In addition, we affirmatively allege that CIMA terminated the Merger Agreement and paid the termination fee not as the result of any alleged breach by us, but rather as part of CIMA’s plan to secure and act on a “Superior Proposal” from another bidder, which allowed it to consummate a transaction with that other bidder on terms that it believed were more favorable to it than those set forth in the Merger Agreement. The case is scheduled for trial in the fall of 2005, and the parties are currently involved in document productions and written discovery. On January 14, 2005, the Minnesota court rejected a relevance objection made by us in response to CIMA’s discovery requests and ordered us to produce voluminous documents to CIMA. We intend to contest the action vigorously.

Press Release

     On March 16, 2005, we issued a press release summarizing certain matters contained in this report. A copy of the press release is filed as Exhibit 99.1 hereto.

Forward-looking Statements

     This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this report include statements about anticipated financial condition, payments of interest due on the Notes, potential defaults and events of default under our senior credit facilities and the Notes, the filing of our 2004 Form 10-K, proposed financial restructuring transactions, the need to seek protection under the U.S. Bankruptcy Code, our internal control over financial reporting, and plans and objectives of our management. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties, including the matters noted above, that could cause actual outcomes to differ materially from those described in the forward-looking statements. These statements are not guarantees of future outcomes, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes may differ materially from what is expressed in the forward-looking statement. Additional risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	our ability to obtain an agreement with the Lenders and the Ad Hoc Committee to a plan to restructure our debt and to effect such an agreement,

•	our ability to comply with financial covenants under our senior credit agreement or other indebtedness or receive waivers of any defaults under such agreements,

•	our ability to obtain waivers or modifications of the terms of our senior credit facilities to permit use of the proceeds of our anticipated income tax refund for operating purposes,

•	our ability to generate sufficient cash from operations, asset sales and other transactions to fund our cash needs, and an inability to do so could result in our filing a voluntary petition for bankruptcy,

•	our ability to continue to operate in the ordinary course, to manage our relationships with our lenders, bondholders, vendors and suppliers and employees,

•	our ability to attract and retain product development projects and other customer relationships,

•	our ability to continue to obtain critical supplies,

•	our ability to effect the sale of some or all of the assets comprising our Pharmaceuticals Division and other assets, if we choose to do so, on attractive terms or at all and to obtain necessary consents and waivers from our Lenders and the holders of the Notes to permit such sales and the application of the net proceeds of such sales for working capital purposes,

•	our ability to obtain additional credit facilities in order to fund our operations while in a chapter 11 proceeding under the U.S. Bankruptcy Code if we were to commence such a proceeding,

•	our ability to retain the listing of our common stock on Nasdaq,

•	our ability to file our 2004 Form 10-K by March 31, 2005,

•	the impact of material weaknesses in internal control over financial reporting on our ability to timely prepare accurate financial statements,

•	our ability to timely remediate identified material weaknesses in internal control over financial reporting,

•	the investigations by the U.S. Attorney’s office and the SEC into our financial reporting and related activity,

•	the outcome of pending litigation filed against us,

•	the outcome of pending litigations we have filed against others,

•	significant changes in our management team and the loss of critical personnel,

•	demand for our products and services and the products we produce for others,

•	the prices that we can obtain for our products and services,

•	the level of competition we face,

•	distributors’ and wholesalers’ inventory levels and ordering and payment patterns,

•	timely success in product development and regulatory approvals for new products and line extensions, both for our proprietary products and products we develop for our customers,

•	market acceptance of new products and line extensions at levels that justify our cost of developing or acquiring these products,

•	actions by the United States Food and Drug Administration (“FDA”) in connection with submissions related to our products or those of our competitors or customers,

•	other governmental regulations and actions affecting our products and services or those of our competitors,

•	third-party payer decisions and actions affecting our products or those of our competitors or customers,

•	our ability to participate in federal health care programs, including the Medicare and Medicaid programs,

•	developments in patent or other proprietary rights owned by us or others, and

•	general conditions in the economy and capital markets.

     Additional factors that may cause our actual results to differ materially are discussed in Exhibit 99.1 to our Quarterly Report on Form 10-Q for the period ended September 30, 2004, which we incorporate by reference herein. Whenever you read or hear any subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf, you should keep in mind the cautionary statements contained or referred to in this report.

     We do not undertake, and expressly disclaim, any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1	Press release of aaiPharma Inc. dated March 16, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2005

aaiPharma Inc.

By:	/s/ Matthew E. Czajkowski

Matthew E. Czajkowski, Chief Financial Officer

Exhibit Index

Exhibit	Description
Exhibit 99.1	Press release of aaiPharma Inc. dated March 16, 2005.

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